NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2890 Fax	231-755-4144 Fax

Release date: 8 February 2007

LADISH REPORTS $369.3 MILLION OF SALES AND $28.5 MILLION OF NET INCOME
FOR FISCAL 2006

Cudahy, WI—Ladish Co., Inc. (NASDAQ: LDSH) (www.ladishco.com) today reported 2006 net income was $28.5 million, or $2.00 of diluted earnings per share, on sales of $369.3 million. During the fourth quarter of 2006, with a 38% effective tax rate, the Company had diluted earnings per share of $0.42 in comparison to $0.22 in the fourth quarter of 2005.

Ladish will host a conference call on Friday, February 9, 2007 at 9:00 a.m. EST to discuss the Company’s performance for 2006. The telephone number to call to participate in the conference call is (800) 967-7135.

	For the Three Months Ended December 31,		For the Year Ended December 31,
(Dollars in thousands, except earnings per share)	2006	2005	2006	2005
Net sales	$93,447	$70,382	$369,290	$266,841
Cost of goods	78,089	61,807	302,123	230,807

Gross profit	15,358	8,575	67,167	36,034
SG&A	4,486	3,206	18,207	12,187

Operating income	10,872	5,369	48,960	23,847
Interest expense & other	1,310	564	4,266	1,971

Pretax income	9,562	4,805	44,694	21,876
Income tax provision	3,632	1,617	16,034	8,124
Minority interest in subsidiary earnings	(4)	37	179	37

Net income	$5,934	$3,151	$28,481	$13,715

Basic earnings per share	$0.42	$0.23	$2.01	$1.00
Basic weighted average
shares outstanding	14,200,967	13,949,392	14,136,946	13,781,586
Diluted earnings per share	$0.42	$0.22	$2.00	$0.98
Diluted weighted average
shares outstanding	14,245,636	14,072,920	14,205,641	13,931,539

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NEWS

	December 31,
(Dollars in thousands)	2006	2005
Cash and cash equivalents	$3,431	$14,494
Accounts receivable, net	69,144	51,497
Inventory	106,736	78,151
Net PP&E	112,096	99,425
Other	37,199	52,462

Total Assets	$328,606	$296,029

Accounts payable	$32,933	$41,665
Accrued liabilities	15,602	10,213
Senior bank debt	2,100	27,000
Senior notes	52,000	18,000
Pensions	35,510	46,203
Postretirement benefits	37,791	35,479
Stockholders’ equity	152,670	117,469

Total Liabilities and Equity	$328,606	$296,029

“2006 was a very good year for Ladish. With a 38% increase in sales to $369.3 million and a 105% increase in operating income to $49.0 million, Ladish’s 2006 performance expanded upon the solid trend we established in 2005,” says Kerry L. Woody, Ladish’s President and CEO. “The robust growth in sales and profitability was driven by increased demand in all three markets served by Ladish. While industrial sales reflected the largest growth with a 146% improvement over 2005, largely due to the acquisition of ZKM, sales of jet engine components and general aerospace components were each up more than 25%.”

All of the operating units of Ladish demonstrated significant improvement in 2006 over their 2005 results. The additions of ZKM and Valley Machining contributed to the sales increase and additional profitability. Both of these acquired companies ended 2006 operating more efficiently than at the beginning of the year along with having capacity and capabilities expanded at each location.

“The outlook for 2007 and beyond is optimistic. New long-term agreements with key customers begin in 2007. Contract backlog at December 31, 2006 was $500 million in comparison to $457 million at the end of 2005,” observed Mr. Woody. “Progress continues on the new 12,500-ton isothermal press in Wisconsin and on the development of an aerospace forging business at ZKM. The continued strength of the domestic and international aerospace markets provides the basis for Ladish to drive its improved performance in the future.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, unanticipated slowdowns in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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LCI-07-02